Exhibit 99.1

Privileged & Confidential

January 7, 2021

SoFi, A Leading Next-Generation Financial Services Platform, to Become Publicly-traded via Merger with Social Capital Hedosophia

•	SoFi’s mission is to help people achieve financial independence by getting their money right, providing access to a comprehensive suite of services in a single app that empowers members to borrow, save, spend, invest and protect their money
•	SoFi’s one-stop shop, multi-product strategy and leading technology platform, Galileo, place the company at the epicenter of the digital revolution in financial services
•	Transaction values SoFi at an equity value of $8.65 billion post-money and is expected to provide up to $2.4 billion in cash proceeds, including a fully committed PIPE of $1.2 billion, and up to $805 million of cash held in the trust account of Social Capital Hedosophia Holdings Corp. V (“SCH”), in addition to a previous anchor investment from funds and accounts advised by T. Rowe Price Associates, Inc. that closed on December 30, 2020
•	The PIPE is being led by Chamath Palihapitiya, Founder and CEO of SCH, and Hedosophia, who are together contributing $275 million; top-tier institutional investors comprise the remaining $950 million of the PIPE, including funds and accounts managed by BlackRock, Altimeter Capital Management, Baron Capital Group, Coatue Management, Durable Capital Partners LP and Healthcare of Ontario Pension Plan (HOOPP)

San Francisco & Palo Alto, Calif. – January 7, 2021 – Social Finance, Inc. (“the Company” or “SoFi”), a leading next-generation financial services platform, has entered into a definitive agreement with Social Capital Hedosophia Holdings Corp. V (“SCH”) (NYSE: IPOE), a publicly traded special purpose acquisition company, to bring a major consumer-focused financial technology business to the public markets. The transaction values the Company at an equity value of $8.65 billion post-money.

Company Overview

SoFi is a member-centric, one-stop shop for financial services, including loan refinancing, mortgages, personal loans, credit cards, insurance, investing and deposit accounts, that has allowed more than 1.8 million members to borrow, save, spend, invest and protect their money since its inception. SoFi’s full suite of financial products offers members the speed, selection, content and convenience that only an integrated digital platform can provide and allows them to manage their financial lives in one application, all on their phone.

SoFi’s consumer offering is augmented by its ownership and independent operation of Galileo, one of the leading providers of critical technology infrastructure services, including customer-facing and back-end capabilities, to fast-growing financial services providers. Galileo has approximately 50 million accounts on its platform.

SoFi’s consumer and enterprise businesses are highly complementary, enabling SoFi to provide faster product innovation and speed of service to both SoFi members and the customers of Galileo’s clients. SoFi has experienced rapid acceleration with this strategy and has achieved six consecutive quarters of year-over-year member growth.

SoFi received preliminary, conditional approval from the U.S. Office of the Comptroller of the Currency (OCC) for a national bank charter in October 2020. If SoFi obtains final regulatory approval to own a bank, it would have a lower cost of funds to further support SoFi’s growth.

SoFi delivered over $200 million in total net revenue in the third quarter of 2020 and is on track to generate approximately $1 billion of estimated adjusted net revenue in 2021, representing year-over-year growth of approximately 60 percent, and full-year adjusted EBITDA profitability.

Privileged & Confidential

January 7, 2021

The Company’s world-class management team, led by CEO Anthony Noto, will continue to lead SoFi following the transaction.

Management Comments

Anthony Noto, Chief Executive Officer of SoFi, said:

“SoFi is on a mission to help people achieve financial independence to realize their ambitions. Our ecosystem of products, rewards and membership benefits all work together to help our members get their money right. With the secular acceleration in digital-first financial services offerings, SoFi is the only company providing a comprehensive solution all in one app. The new investments and our partnership with Social Capital Hedosophia signify the confidence in our strategy, the momentum in our business, as well as the significant growth opportunity ahead of us. We look forward to helping more people get their money right in the years to come.”

Chamath Palihapitiya, Founder and CEO of Social Capital Hedosophia V, said:

“SoFi’s innovative, member-first platform has demystified financial services for millions of Americans and simplified the process for those looking to apply for loans, invest their money, obtain insurance and refinance their debt, among many other tasks that were previously arcane and needlessly complicated. Additionally, the acceleration of cross-buying by existing SoFi members has created a virtuous cycle of compounding growth, diversified revenue and high profitability. We look forward to partnering with Anthony and his team as they help even more members to achieve financial independence.”

Transaction Overview

The transaction is expected to deliver up to $2.4 billion of gross proceeds to the combined company, including the contribution of up to $805 million of cash held in SCH’s trust account from its initial public offering in October 2020. The combination is further supported by a $1.2 billion PIPE at $10 per share led by Chamath Palihapitiya, Founder and CEO of SCH, and Hedosophia, with commitments from funds and accounts managed by BlackRock, Altimeter Capital Management, Baron Capital Group, Coatue Management, Durable Capital Partners LP and Healthcare of Ontario Pension Plan (HOOPP). SoFi also received a previous anchor investment from funds and accounts advised by T. Rowe Price Associates, Inc.

Existing SoFi shareholders will roll 100 percent of their equity into the combined company. Concurrent with closing, $150 million of the transaction proceeds will be used for strategic secondary transactions that will help structure SoFi’s pro forma capitalization table in a way that is more conducive to obtaining an OCC national bank charter. All references to available cash from the trust account and retained transaction proceeds are subject to any redemptions by the public shareholders of SCH and payment of transaction expenses.

The transaction, which has been unanimously approved by SCH’s board of directors and the independent directors of SoFi’s board of directors, is expected to close in the first quarter of 2021, and is subject to approval by SCH's shareholders and other customary closing conditions, including any applicable regulatory approvals.

Advisors

Connaught acted as financial advisor, Credit Suisse acted as financial advisor, capital markets advisor and placement agent, and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor to SCH. Citi and Goldman Sachs & Co. acted as financial advisor and placement agent, and Wachtell, Lipton, Rosen & Katz and Goodwin Procter LLP acted as legal advisors to SoFi.

Privileged & Confidential

January 7, 2021

Investor Conference Call

Management of SoFi and SCH will host an investor conference call on January 7, 2021 at 1 PM ET to discuss the proposed transaction and review an investor presentation. For those investors who wish to participate, the conference call can be accessed by visiting https://event.on24.com/wcc/r/2952606/91A65736AA851D7C8A87FAB7D07BB896.

About Social Capital Hedosophia Holdings

Social Capital Hedosophia Holdings is a partnership between the investment firms of Social Capital and Hedosophia. Social Capital Hedosophia Holdings unites technologists, entrepreneurs and technology-oriented investors around a shared vision of identifying and investing in innovative and agile technology companies. To learn more about Social Capital Hedosophia Holdings, visit www.socialcapitalhedosophiaholdings.com.

About SoFi

SoFi helps people achieve financial independence to realize their ambitions. Our products for borrowing, saving, spending, investing and protecting give our over 1.8 million members fast access to tools to get their money right. SoFi membership comes with the key essentials for getting ahead, including career advisors and connection to a thriving community of like-minded, ambitious people. SoFi is also the naming rights partner of SoFi Stadium, home of the Los Angeles Chargers and the Los Angeles Rams. For more information, visit www.SoFi.com or download our iOS and Android apps.

Additional Information and Where to Find It

This press release relates to a proposed transaction between SoFi and SCH. This press release does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. SCH intends to file a registration statement on Form S-4 with the SEC, which will include a document that serves as a prospectus and proxy statement of SCH, referred to as a proxy statement/prospectus. A proxy statement/prospectus will be sent to all SCH shareholders. SCH also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of SCH are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by SCH through the website maintained by the SEC at www.sec.gov.

The documents filed by SCH with the SEC also may be obtained free of charge at SCH’s website at http://www.socialcapitalhedosophiaholdings.com/docse.html or upon written request to 317 University Ave, Suite 200, Palo Alto, California 94301.

Participants in Solicitation

SCH and SoFi and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from SCH’s shareholders in connection with the proposed transaction. A list of the names of such directors and executive officers and information regarding their interests in the business combination will be contained in the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph.

Privileged & Confidential

January 7, 2021

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between SoFi and SCH. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of SCH’s securities, (ii) the risk that the transaction may not be completed by SCH’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by SCH, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the Merger Agreement by the shareholders of SCH, the satisfaction of the minimum trust account amount following redemptions by SCH’s public shareholders and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the proposed transaction, (v) the inability to complete the PIPE Investment, (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (vii) the effect of the announcement or pendency of the transaction on SoFi’s business relationships, operating results, and business generally, (viii) risks that the proposed transaction disrupts current plans and operations of SoFi and potential difficulties in SoFi employee retention as a result of the transaction, (ix) the outcome of any legal proceedings that may be instituted against SoFi or against SCH related to the Merger Agreement or the proposed transaction, (x) the ability to maintain the listing of SCH’s securities on a national securities exchange, (xi) the price of SCH’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which SCH plans to operate or SoFi operates, variations in operating performance across competitors, changes in laws and regulations affecting SCH’s or SoFi’s business and changes in the combined capital structure, (xii) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed transaction, and identify and realize additional opportunities, and (xiii) the risk of downturns and a changing regulatory landscape in the highly competitive industry. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of SCH’s registration on Form S-1 (File Nos. 333-248915 and 333-249396), the registration statement on Form S-4 discussed above and other documents filed by SCH from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and SoFi and SCH assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither SoFi nor SCH gives any assurance that either SoFi or SCH, or the combined company, will achieve its expectations.

Non-GAAP Financial Measure and Related Information

This press release references adjusted net revenue and adjusted EBITDA, which are financial measures that are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP"). These non-GAAP financial measures do not have a standardized meaning, and the definition of adjusted net revenue and adjusted EBITDA used by SoFi may be different from other, similarly named non-GAAP measures used by others. In addition, such financial information is unaudited and does not conform to SEC Regulation S-X and, as a result, such information may be presented differently in future filings by the Company with the SEC. Management uses forward-looking non-GAAP measures to evaluate SoFi’s projected financials and operating performance. Certain forward-looking non-GAAP measures are presented without corresponding GAAP reconciliations due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

Privileged & Confidential

January 7, 2021

Contact Information

SoFi:

Investors

The Blueshirt Group

sofi@blueshirtgroup.com

Media

Rachel Rosenzweig

SoFi

rrosenzweig@sofi.org

+1.847.421.2093

Social Capital Hedosophia:

Media
Sara Evans / Kerry Golds
Finsbury
sara.evans@finsbury.com / kerry.golds@finsbury.com
+1.917.344.9279 / +1.646.957.2279

Jonathan Gasthalter / Carissa Felger
Gasthalter & Co.
SCH@gasthalter.com

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